Ex 99.1

SILVERLEAF RESORTS, INC. REPORTS
 SECOND QUARTER 2009 RESULTS

DALLAS--(BUSINESS WIRE) — August 4, 2009 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its second quarter ended June 30, 2009.

Financial highlights for the second quarter of 2009:

•	Net income of $2.7 million and diluted earnings per share of $0.07

•	Gross Vacation Interval sales of $65.1 million

2009 Second Quarter Results

Overall, total revenues for the second quarter of 2009 were $67.8 million compared to $69.1 million for the second quarter of 2008.  Total revenues consist of net sales, interest income, management fees, and other income.

Vacation Interval sales were $65.1 million in the second quarter of 2009 compared to $68.0 million in the comparable prior-year period.  The decrease in Vacation Interval sales is primarily attributable to promotional pricing offered during the second quarter of 2009 on select products.  Vacation Interval sales to existing customers remained fairly constant at $41.2 million and $41.4 million for the second quarters of 2009 and 2008, respectively.  Vacation Interval sales to new customers decreased 9.8% to $24.0 million.  Vacation Interval sales to existing customers comprised 63.2% and 60.9% of total Vacation Interval sales in the second quarters of 2009 and 2008, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue was 25.9% of Vacation Interval sales during the second quarter of 2009 versus 23.9% for the same period of 2008.  This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.

Cost of Vacation Interval sales increased to 11.9% of Vacation Interval sales for the second quarter of 2009 compared to 11.4% in the 2008 comparable period.  This increase resulted from sales of higher cost-basis inventory during the second quarter of 2009 compared to the second quarter of 2008.

Sales and marketing expense as a percentage of Vacation Interval sales was 50.6% for the second quarter of 2009 versus 49.9% for the comparable prior-year period.  The increase in sales and marketing expense as a percentage of Vacation Interval sales is primarily attributable to higher commissions.  As previously mentioned, the sales-mix trend of existing customers to new customers was favorable for the second quarter of 2009 compared to the same period of 2008.

While total positive net interest spread (interest income less interest expense and lender fees) remained fairly constant at $8.7 million and $8.9 million for the second quarters of 2009 and 2008, respectively, interest expense and lender fees as a percentage of interest income increased to 45.7% in the second quarter of 2009 compared to 41.6% in the second quarter of 2008.  This increase is attributable to a larger average debt balance outstanding for the second quarter of 2009 versus the same period of 2008 and an increase in lender fees related to the Company’s Silverleaf Finance VI (“SF-VI”) securitization which closed in June of 2008.  The increase was partially offset by a higher average notes receivable balance during the second quarter of 2009 versus the same period of 2008 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.8% at June 30, 2009 from 16.6% at June 30, 2008.  The weighted average cost of borrowings for the quarter ended June 30, 2009 was 6.0% compared to 6.2% for the quarter ended June 30, 2008.

Net income for the quarter ended June 30, 2009 was $2.7 million, or $0.07 per diluted share, compared to net income of $5.9 million, or $0.15 per diluted share, for the quarter ended June 30, 2008.  Net income was negatively impacted by the write-off of $2.7 million of predevelopment costs associated with the termination of a potential land acquisition in June 2009, which was recorded in operating, general and administrative expense.

2009 Year-to-Date Results

Overall, total revenues for the six months ended June 30, 2009 decreased 3.8% to $130.9 million compared to $136.1 million for the six months ended June 30, 2008.

Vacation Interval sales decreased 7.0% to $123.8 million in the first six months of 2009 compared to $133.0 million in the comparable prior-year period.  The decrease in Vacation Interval sales is primarily attributable to promotional pricing offered during the first half of 2009 on select products, partially offset by a favorable sales mix of higher-end products on additional interval sales to existing customers.  Vacation Interval sales to existing customers decreased 3.1% to $77.0 million while Vacation Interval sales to new customers decreased 12.7% to $46.8 million.  Vacation Interval sales to existing customers comprised 62.2% and 59.7% of total Vacation Interval sales in the first six months of 2009 and 2008, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue was 25.4% of Vacation Interval sales during the first six months of 2009 versus 23.0% for the same period of 2008.  This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.

Cost of Vacation Interval sales increased to 11.1% of Vacation Interval sales for the first half of 2009 compared to 9.5% in the 2008 comparable period.  This increase resulted from sales of higher cost-basis inventory during the first six months of 2009 compared to the first six months of 2008.

Sales and marketing expense as a percentage of Vacation Interval sales increased to 51.5% for the six-month period ended June 30, 2009 versus 50.7% for the comparable prior-year period.  The increase in sales and marketing expense as a percentage of Vacation Interval sales is primarily attributable to higher commissions.  As previously mentioned, the sales-mix trend of existing customers to new customers was favorable for the first six months of 2009 compared to the same period of 2008.

Total positive net interest spread (interest income less interest expense and lender fees) was $17.1 million for the first six months of 2009 compared to $17.3 million for the first six months 2008.  Interest expense and lender fees as a percentage of interest income increased to 45.8% in the first half of 2009 compared to 41.8% for the comparable prior-year period.  This increase is attributable to a larger average debt balance outstanding for the first six months of 2009 versus the same period of 2008 and an increase in lender fees related to the Company’s SF-VI securitization which closed in June of 2008.  The increase was partially offset by a higher average notes receivable balance during the first half of 2009 versus the same period of 2008 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.8% at June 30, 2009 from 16.6% at June 30, 2008.  The weighted average cost of borrowings for the six months ended June 30, 2009 was 6.2% compared to 6.3% for the six months ended June 30, 2008.

Net income for the six months ended June 30, 2009 decreased to $7.3 million, or $0.19 per diluted share, compared to net income of $13.3 million, or $0.34 per diluted share, for the six months ended June 30, 2008.  Net income was negatively impacted by the write-off of $2.7 million of predevelopment costs associated with the termination of a potential land acquisition in June 2009, which was recorded in operating, general and administrative expense.

Balance Sheet

At June 30, 2009, senior credit facilities provided for loans of up to $524.3 million, of which $142.1 million was unused.  Considering forecasted sales and expansion plans, these senior credit facilities provide adequate liquidity into 2010.  At June 30, 2009, the Company’s senior debt consisted of 28% fixed-rate debt and 72% variable-rate debt.  However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 5.25% and 8.00%.

Expansion at existing resorts, primarily construction of lodging units, decreased to $8.0 million for the second quarter of 2009 from $9.4 million for the comparable prior-year period.  This reduction in capital expenditures is consistent with the Company’s moderate growth initiative in effect for 2009.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.

For more information or to visit the Company’s website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Vacation Interval sales	$65,132	$67,959	$123,790	$133,040
Estimated uncollectible revenue	(16,869)	(16,242)	(31,475)	(30,560)
Net sales	48,263	51,717	92,315	102,480

Interest income	16,054	15,310	31,557	29,817
Management fee income	930	780	1,860	1,560
Other income	2,521	1,261	5,200	2,237
Total revenues	67,768	69,068	130,932	136,094

Costs and Operating Expenses:
Cost of Vacation Interval sales	7,778	7,756	13,758	12,630
Sales and marketing	32,972	33,940	63,730	67,477
Operating, general and administrative	13,441	10,224	23,875	19,516
Depreciation	1,597	1,210	2,954	2,324
Interest expense and lender fees:
Related to receivables-based credit facilities	5,647	4,287	11,242	8,196
Related to other indebtedness	1,697	2,080	3,216	4,273
Total costs and operating expenses	63,132	59,497	118,775	114,416

Income before provision for income taxes	4,636	9,571	12,157	21,678
Provision for income taxes	(1,909)	(3,685)	(4,842)	(8,346)

Net income	$2,727	$5,886	$7,315	$13,332

Basic net income per share	$0.07	$0.15	$0.19	$0.35

Diluted net income per share	$0.07	$0.15	$0.19	$0.34

Weighted average basic common shares outstanding	38,146,943	38,065,077	38,146,943	37,995,956

Weighted average diluted common shares outstanding	39,042,548	39,289,637	38,960,418	39,346,094

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
ASSETS	2009	2008
	(Unaudited)

Cash and cash equivalents	$6,595	$11,431
Restricted cash	23,063	22,623
Notes receivable, net of allowance for uncollectible notes of $78,513 and $76,696, respectively	345,058	320,306
Accrued interest receivable	4,427	4,154
Investment in special purpose entity	4,988	4,908
Amounts due from affiliates	2,852	1,738
Inventories	197,486	190,318
Land, equipment, buildings, and leasehold improvements, net	54,202	55,393
Prepaid and other assets	31,300	33,951

TOTAL ASSETS	$669,971	$644,822

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$12,470	$12,701
Accrued interest payable	1,807	2,380
Unearned Vacation Interval sales	31	-
Unearned samplers	7,082	6,247
Income taxes payable	267	1,942
Deferred income taxes	38,098	35,114
Notes payable and capital lease obligations	389,941	369,071
Senior subordinated notes	18,467	23,121

Total Liabilities	468,163	450,576

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and outstanding at June 30, 2009 and December 31, 2008	381	381
Additional paid-in capital	113,223	112,976
Retained earnings	88,204	80,889

Total Shareholders' Equity	201,808	194,246

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$669,971	$644,822